Exhibit 99.2

Investor Contact: Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
HUMANA PRESIDENT AND CEO MICHAEL B. MCCALLISTER APPOINTED TO NATIONAL CITY’S BOARD OF DIRECTORS
     CLEVELAND, Ohio, Dec. 20, 2006 — National City Corporation (NYSE: NCC) today announced the appointment of Humana Inc. (NYSE: HUM) President and CEO Michael B. McCallister to the Board of Directors of National City.
     “We are fortunate to have Mike McCallister as a new member of our board,” said National City Chairman and CEO David A. Daberko. “Mike has done a great job in a company much like ours, where success is based on providing great experience to the retail customer.”
     Humana is one of the nation’s largest publicly traded health benefits companies, with more than 11 million medical members. Under Mr. McCallister’s leadership, Louisville, Ky.-based Humana, has emerged as a leading health-benefits innovator, leveraging new products, processes and technology to solve the employer’s cost dilemma through a consumer-centric value proposition. He joined Humana in 1974, holding a variety of management and leadership positions for Humana hospitals before Humana spun off its hospitals in 1993. Mr. McCallister was appointed division president, in charge of Humana’s Texas, Florida and Puerto Rico operations, in 1996. He was later charged with responsibility for health operations throughout the company before his appointment to president and CEO in 2000.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.